DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT ("Agreement") is entered into this 23 day of June, 2011, by and between WINTEC, (“Wintec Industries. Inc.”), a California corporation, having its principal place of business at 675 Syculllore Drive, Milpitas, California, 95035 and Sigmac USA ("Vendor"), a California corporation, having its principle place of business at 13668-B Valley Blvd., City or Industry, CA 91746.

The parties desire to and hereby enter into a distributor/supplier relationship for the distribution of Vendor's products ("Products"), the governing terms and mutual promises of which are set out in this Agreement.

1. APPOINTMENT; TERMS OF THE AGREEMENT

1. 1 Appointment - Vendor hereby appoints Wintec and Wintec agrees to act, as Vendor's authorized non-exclusive distributor of the Products on the terms and conditions set forth in this Agreement. The relationship of Wintec to Vendor shall be that of an independent contractor and under no circumstances shall either party be deemed to be a partner or joint venturer of the other.

1.2 Term - The initial term of this Agreement is one (1) year, commencing on the date first written above. Thereafter this Agreement shall automatically renew for successive one (1) year terms, unless it is terminated earlier as provided in Section 1.3 below.

1.3 Termination - This Agreement may be terminated by either party for any reason with or without cause, by giving the other party written notice sixty (60) days in advance.

1.4 Definitions -

Marketing Development Funds - Marketing Development Funds are discretionary monies made available by Vendor to Wintec as agreed to help promote the Products to customers, prospects and employees. Such funds shall be used by Wintec, subject to Vendor's approval which shall not be unreasonably withheld for activities including, but not limited to, floor days and floor day associated events, sales spiffs, instant rebates, sales contests, contest prizes, trade advertising, Wintec generated advertising promotional vehicles, trade shows etc. Marketing Development Funds are above and beyond any Co-op Funds which may be available.

2. RESPONSIBILITIES OF THE PARTIES

2.1 Advertising - Wintec shall work with the Vendor to advertise and/or promote Vendor's Products in a commercially reasonable manner and shall transmit as reasonably necessary Product information and promotional materials to its customers.

2.2 Wintec Support - Wintec shall make ifs facilities reasonably available for Vendor und shall assist in Product training and support. Wintec shall provide reasonable, general Product technical assistance to its customers, and shall direct all other technical issues directly to Vendor.

2.3 Administration

(a)                 Upon request, Wintec shall furnish Vendor with a valid tax exemption certificate.

(b)                 Wintec shall issue purchase order(s) (“P.O.”) to Vendor ill writing (which includes facsimile or electronic mail transmission).

(c)                 Wintec may handle its customers' Product returns by batching them for return to Vendor at regular intervals.

2.4 Shipping/Export

(a)                 Vendor shall ship Products pursuant to Wintec P.O.s. Products shall be shipped FOB Wintec’s US Continental warehouse only with all costs of freight covered by Vendor, unless otherwise agreed upon by both parties.

(b)                 In the event that incorrect Product is received by Wintec (wrong amount, wrong item, not ordered, etc.), Wintec shall have the right to return Product to Vendor at Vendor's expense, or will make payment adjustments accordingly based upon product that was actually shipped and received by Wintec.

2.5 Invoicing - Vendor shall issue to Wintec an invoice showing Wintec's P.O. number, the Product part number, description, price and any discount. At least monthly, Vendor shall provide Wintec with a current statement of account, listing all invoices outstanding and any payments made and credits given since the date of the previous statement.

2.6 Product Availability - Vendor shall maintain sufficient (at a minimum) Product inventory to fill P.O.s. If a shortage of any Product exists, Vendor shall allocate its available inventory of such Product to Wintec in proportion to Wintec's percentage of all of Vendor's customer orders for such Product during the previous sixty (60) days.

2.7 Product Marking - Vendor shall clearly mark each unit of Product with the Product name and full part number. Packaging shall also bear a machine-readable bar code identifier scannable in standard Uniform Product Code format. The bar code must identify the Product as specified by the Uniform Code Council.

2.8 Vendor Support - At no charge to Wintec, Vendor shall support the Products and any reasonable Wintec efforts to sell the Products as mutually agreed for each promotional instance. Vendor shall provide to Wintec reasonable amounts of sales literature und advertising materials

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2.9 New Products - Vendor shall endeavor to notify Wintec at least thirty (30) days before the date any new Product is introduced. Vendor shall make such Product available for distribution by Wintec no later than the date it is first offered for sale in the marketplace.

3. PRICING

3.1 WINTEC Pricing - Wintec shall have sole discretion as to selling price of Product to its customer.

3.1 Vendor Pricing - Wintec shall be billed for Products it orders at the price in effect when the P.O. is placed or the current price at the time of shipment, whichever is lower, Prices and terms Vendor offers to Wintec arc now and shall continue to be at least us low as those it offers to any of its customers exclusive of Original Equipment Manufacturer ("OEM") accounts. If Vendor offers price discounts promotional discounts or other special prices to such customers, Wintec shall also be entitled to receive notice of and participate in the same no later than such customers. In the event sales of a Product do not meet the expectations or established projections of the parties for a period of three (3) consecutive months, Wintec and Vendor shall cooperate to either reduce the price of Vendor's Product or repurchase the product at the current purchase price. If the price is reduced, the reduction shall be funded by a credit to Wintec's accounts payable. If Wintec's accounts payable are not sufficient to fund the price reduction, Vendor shall pay Wintec for the amount of the insufficiency,

3.3 Freight - Cost associated with all inbound shipments to Wintec shall be the responsibility of Vendor, unless otherwise agreed upon by both parties.

3.4 Price Protection - If Vendor reduces any Product price, or offers increased discounts to any customers exclusive of OEM accounts, Vendor shall promptly credit Wintec for the difference between the original purchase price and the reduced Product price for the inventory of Wintec and its customers.

3.5 Payment Terms – Wintec’s initial P.O. payment terms shall be COD. Thereafter, credit terms shall be net thirty (30) days.

3.6 Drop Shipments – In the event that circumstances require a drop shipment directly to a Wintec customer, the drop shipment invoice must be sent to Wintec immediately upon shipment and must include shipping date, carrier, and tracking information in addition to standard invoice details.

3.7 Credit Balance - At any time during the term of this Agreement that Wintec has a credit balance with Vendor for a thirty (30) day period, Vendor shall immediately send a check for the total of the credit balance to Wintec.

4. MARKETING

4.1 Trademarks - Vendor hereby grants to Wintec a non-exclusive, worldwide right to reproduce and distribute Vendor's trademarks, service marks and trade name ("Trademarks"') in connection with Wintec's performance under this Agreement. Win tee may use the Trademarks to advertise and promote the Products in accordance with Vendor's guidelines. Vendor shall return all right, title and interest to the Trademarks, and Wintec shall obtain no right to the Trademarks other than the rights grunted hereunder.

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4.2 Sample Product - Vendor shall make available to Wintec, at cost, sample products to be used for activities such as trade show display or sales representative education. Sample products shipped 10 Wintec shall be considered the properly of Wintec and shall remain the property of Wintec, unless other arrangements approved in writing by Wintec and Vendor has been made.

4.3 Promotional activities or monies provided by Sigmac USA will be given on a pass-through basis for either l1l11rketing or sales purposes or both. Said promotions should be provided either in email or in writing and will be for a specific product or sets of products during a given time frame.

5. RETURNS

5.1 Stock Balancing – Wintec may return to Vendor throughout the term of this Agreement any Products for full credit of the Products' purchase price. Wintec shall pay freight charges for stock balancing returns,

5.2 Post-Term/Termination - For ninety (90) days after the termination of this Agreement, Wintec may return to Vendor any Product for credit against outstanding invoices or if there lire no outstanding invoices, total cash refund. Any credit or refund due Wintec for returned Products shall be equal to the current Product price plus any price protection not already paid or credited to Wintec. In addition all freight charges incurred by Wintec in returning the Product shall be reimbursed by Vendor within thirty (30) days of receipt or goods.

5.3 Product Discontinuation - Vendor shall give Wintec thirty (30) days' advance written notice or Product discontinuation. Wintec may return all such Products in its original packaging to Vendor for full credit of Product purchase price plus all freight charges incurred by Wintec in returning the Product.

(a) Wintec may return any Products to Vendor that Wintec or its customer finds defective. Vendor shall immediately credit Wintec for the Product purchase price. Wintec shall ship defective product at the point that sufficient quantity has accumulated to warrant a shipment (approximately monthly). Wintec shall obtain a Return Authorization number in advance and shall provide a detail packing slip listing the contents of the return.

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(b) If Vendor recalls Products, because of but not limited to defects, revisions or upgrades, Wintec shall, at Vendor's request provide reasonable assistance with the recall. Vendor shall pay Wintec's expenses in connection with such recall.

5.2.1.5 Timing - Vendor shall respond to Wintec's Return Authorization requests within seventy two (72) business hours. A Return Authorization number shall not be unreasonably withheld.

6. INDEMNIFICATION

6.1 Standard Warranty - Vendor warrants the Products in accordance with its standard warranty, and Wintec is authorized to pass this warranty through to Wintec's customers and to end users. Vendor reserves the right to change its standard warranty at any time. Vendor also warrants the accurately of its advertising materials and packaging.

6.2 No Other Warranties - VENDOR MAKES NO OTHER WARRANTIES OR REPRESENTATIONS AS TO THE PERFORMANCE OF THE PRODUCTS, ALL IMPLIED WARRANTIES, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE ARE HEREBY EXCLUDED. IN NO EVENT SHALL VENDOR BE LIABLE TO WINTEC FOR ANY EXPENSES, LOST REVENUES, LOST SAVINGS, LOST PROFITS, OR ANY OTHER INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES ARISING FROM THE PURCHASE, USE OR INABILITY TO USE ANY OF VENDOR'S PRODUCTS.

6.3 Product Indemnity - Vendor shall defend, indemnify, and hold harmless Wintec, its officer, directors, shareholders, affiliates, agents, successors and assigns (the "Wintec Indemnities") from and against any claims, liabilities, or expenses (including reasonable attorney's fees and costs) for any injury or damage, including, but not limited to. any personal or bodily injury, including death, or property damage. arising out of or resulting in any way from (a) any breach or default by Vendor for .my representation, warranty or covenant in this Agreement, (b) any misrepresentation by Vendor to any customer or purchaser of the Product or defect ill Products, (c) any alleged violation of any law, regulation or rule relating to the Product, or (d) any other such injury or damage not caused by Wintec. This duty to indemnity Wintec shall be in addition to the warranty obligations of Vendor.

6.4 Patent, Etc. Indemnification - In the event any Product becomes or is threatened to become the subject of a claim of infringement of any patent, trademark, copyright or other proprietary right. Wintec may return all Product inventory or Wintec and its customers, and Vendor shall grant full credit for the invoice price of such Products, plus all freight charges. Vendor shall defend, indemnify and hold harmless the Wintec indemnities from and against any claims, liabilities, or expenses (including reasonable attorney's fees and costs) brought, threatened or incurred against any Wintec Indemnities alleging that any Product infringes any patent, trademark, copyright or other proprietary right.

6.5 Notice; Cooperation - Wintec shall promptly notify Vendor in writing of any claim described above, and shall cooperate with Vendor, at Vendor's sole cost and expense, in defense. Failure to provide such notice shall not affect Vendor's obligations under this Agreement except to the extent it is prejudiced thereby.

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7. GENERAL PROVISIONS

7.1 Attorneys Fees - In the event there is any dispute concerning the terms of this Agreement or the performance any party hereto pursuant to the terms of this Agreement, and any party hereto retains counsel for the purpose of enforcing any of the provisions of this Agreement or asserting the terms of this Agreement in defense of any suit filed against said party, each party shall be solely responsible for its own costs and attorney's fees incurred in connection with the dispute irrespective of whether or not a lawsuit is actually commenced or prosecuted to conclusion.

7.2 Disputes -- Any litigation or arbitration relating to this agreement or any other dispute between the parties shall be conducted exclusively in San Jose, California, under the laws of the state of California.

7.3 Confidentiality - II is recognized that during the course of normal business, either party may reveal to the other information that is considered conl1dential and not for public disclosure. The party 1hat receives such confidential information shall treat it as such and not divulge ii, directly or indirectly, to any other person, firm, corporation, or entity for any purpose. The receiving party also warrants that it shall not use said information without the prior written consent of the granting party. This includes but is not limited to information related to products, customers, pricing, and other infonl1ation of a proprietary or confidential nature. This confidentiality obligation shall survive the termination of this Agreement by a period of one (I) year.

7.4 Non-Solicitation - Vendor and Wintec shall not directly or indirectly solicit any present or future employee or representative of Vendor or Wintec in an attempt to employ, retain the services of or induce or attempt to induce, in any manner whatsoever, such employee or representative to leave the employ of Vendor or Wintec and/or to seek or accept employment with Vendor or Wintec or any other person or entity. If Vendor or Wintec violates this obligation, it shall pay Vendor or Wintec liquidated damages of $100,000 for each such violation.

7.5 Entire Agreement: Amendment - This Agreement together with its addenda constitutes the entire agreement between the parties, and supersedes all prior negotiations, understandings, or agreements, oral or written, any change, modification, or amendment to this Agreement must be agreed to in writing by both parties.

7.6 Waiver - No waiver or modification of this Agreement shall be valid or enforceable unless set forth in a separate written agreement signed by the party against whom enforcement is sought. The failure or delay of either party in exercising a right of termination under this Agreement for one or more breaches, or defaults shall not prejudice that party's right of termination for any other or subsequent breaches or defaults.

7.7 Validity - If any part or this Agreement shall be determined to be invalid or unenforceable by a court of competent jurisdiction or by any other legal constituted body having the jurisdiction to make such determination, the remainder of this Agreement shall remain in full force and effect provided that the part of this Agreement thus invalidated or declared unen1brceable is not essential to the intended operation of this Agreement.

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IN WITNESS WHEREOF, the parties hereunto have executed this Agreement.

“Wintec”	“Sigmac USA”

Wintec. Industries, Inc. 675 Sycamore Drive Milpitas. CA 95035	Sigmac USA 13668-B Valley Blvd. City of Industry, CA 91746

By: /s/David Jeng	By: /s/Edward Meadows
Name: David Jeng	Name: Edward Meadows
Title: Vice President Operations	Title: CEO
Date: 06/24/2011	Date: 06/23/2011

* AGREEMENT MUST BE SIGNED BY PRESIDENT OR BY A DULY AUTHORIZED VICE PRESIDENT, PARTNER, OR OFFICER.

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